Exhibit 21

H. J. Heinz Corporation II and Subsidiaries
SUBSIDIARIES OF THE REGISTRANT

Following are the subsidiaries of H. J. Heinz Corporation II (the “Company”), other than those which if considered in the aggregate as a single subsidiary would not constitute a significant subsidiary, and the state or country in which each subsidiary was incorporated or organized. The accounts of each of the listed subsidiaries are a part of the Company's consolidated financial statements.

Subsidiary	State or Country

Heinz Italia S.p.A.	Italy
Heinz Wattie's Limited	New Zealand
H. J. Heinz Company Australia Limited	Australia
H. J. Heinz Company of Canada Ltd.	Canada
H. J. Heinz Company, L.P.	Delaware
H. J. Heinz Company Limited	United Kingdom
H. J. Heinz Finance Company	Delaware
Heinz Foreign Investment Company	Idaho
P.T. Heinz ABC Indonesia	Indonesia
Sharpsburg Holdings Limited	Gibraltar
Heinz European Holding B.V.	Netherlands
Heinz Brasil S.A.	Brazil
Foodstar Holdings Pte Ltd.	Singapore
Heinz Management LLC	Delaware
H.J. Heinz Supply Chain Europe B.V.	Netherlands
Highview Atlantic Finance Company	Cayman Island